Exhibit 5

October 25, 2010

DARA BioSciences, Inc.

8601 Six Forks Road, Suite 160

Raleigh, NC 27615

Ladies and Gentlemen:

We have acted as special counsel to DARA BioSciences, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate of 612,667 units (the “Units”), with each unit consisting of (i) one share of common stock, par value $0.01 per share (the “Shares”), and (ii) a Warrant to purchase one-half (0.5) of a share of Common Stock (the “Warrants”), pursuant to the Securities Purchase Agreement dated October 24, 2010 (the “Agreement”) between the Company and Purchasers signatory thereto (the “Purchasers”). The Units are being offered and sold pursuant to a registration statement on Form S-3 under the Securities Act originally filed with the Securities and Exchange Commission (the “Commission”) on April 9, 2008 (Registration No. 333-150150) (such Registration Statement, as amended and supplemented, the “Registration Statement”), including a base prospectus dated April 18, 2008 and a prospectus supplement dated October 22, 2010 (the “Prospectus Supplement”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Agreement, the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws, and the corporate action of the Company that provides for the issuance of the Units, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion. As to certain matters of fact that are material to our opinion, we have relied upon certificates of officers of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the issuance of the Shares, the Warrants and the Warrant Shares have been duly authorized and, when issued and duly paid for in accordance with the terms of the Agreement, the Shares, the Warrants, and upon exercise in accordance with the terms of the Warrants, the Warrant Shares will be, validly issued, fully paid and non-assessable.

DARA BioSciences, Inc.

October 25, 2010

This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5 to the Company’s Current Report on Form 8-K dated October 22, 2010 and its incorporation by reference in the Registration Statement. We also consent to the reference to our Firm in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

K&L Gates LLP